Exhibit 10.4

METAVANTE TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 1st day of November, 2007 by and between METAVANTE HOLDING COMPANY (to be renamed METAVANTE TECHNOLOGIES, INC.) (“Metavante Technologies”), a Wisconsin corporation, and FRANK G. D’ANGELO (the “Executive”).

PREMISES

Pursuant to an agreement (the “Separation Agreement”) between Metavante Corporation, Metavante Technologies, Marshall & Ilsley Corporation, a Wisconsin corporation and New M&I Corporation, a Wisconsin Corporation, dated April 3, 2007, Metavante Technologies will become a separate public company and will become the parent of Metavante Corporation.

Metavante Technologies wishes to assure itself of the services of the Executive for the period after the date the separation (the “Separation”) of Metavante Technologies into a separate public company is effective (the “Effective Date”) and the Executive is willing to be employed by Metavante Technologies upon the terms and conditions provided in this Agreement following the Effective Date.

AGREEMENTS

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Metavante Technologies and the Executive (individually, a “Party” and together, the “Parties”) agree as follows:

1. Employment. Metavante Technologies hereby agrees to employ the Executive, and the Executive hereby agrees to serve Metavante Technologies, on the terms and conditions set forth herein from and after the Effective Date. If the Separation does not occur on or prior to April 4, 2008 this Agreement shall be null and void.

2. Term. Except as provided below, the term of this Agreement shall begin on the Effective Date and shall continue until the second anniversary of the Effective Date unless earlier terminated pursuant to Section 10 below (the “Initial Term of Employment”). If neither party has (a) terminated this Agreement pursuant to Section 10 below, or (b) given notice not less than sixty (60) days prior to the end of the Initial Term of Employment or any Renewal Term of its intention not to renew the term of this Agreement, then the term of this Agreement shall continue for successive one-year periods (each, a “Renewal Term”) after the end of the Initial Term of Employment and each Renewal Term (such Renewal Terms together with the Initial Term of Employment, the “Term of Employment”). The Term of Employment shall automatically end upon termination of the Executive’s employment for any reason. Upon the Executive’s termination of employment with Metavante Technologies for any reason, he shall immediately resign all offices and positions (including directorships) with Metavante Technologies or any of its subsidiaries or affiliates (collectively, the “Affiliates”).

3. Position and Duties.

(a) The Executive shall serve as a Senior Executive Vice President of Metavante Technologies, and shall perform all duties customarily attendant to such position and such other duties as may reasonably be assigned from time to time by the Board of Directors (the “Board”) or Chief Executive Officer of Metavante Technologies, in each case, in accordance with company policy as set forth from time to time by the Board and subject to the terms hereof. At the request of Metavante Technologies, Executive will also serve as an officer and/or member of the board of directors of any Affiliate, without additional compensation.

(b) The Executive agrees to devote all of his business attention and time to the performance of his duties and responsibilities hereunder during the Term of Employment and to use his reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder, provided that if such service and activities do not interfere with the performance of the Executive’s responsibilities hereunder or the conduct of the ordinary course of the business of Metavante Technologies or its Affiliates, the Executive may take reasonable amounts of time to engage in additional activities in connection with personal investments and community activities, and may serve as a member of the board of directors of up to two public companies which do not compete with Metavante Technologies, provided that such service on any particular board of directors shall be subject to the consent of the Board of Directors, such consent not to be unreasonably withheld.

4. Base Salary. During the Term of Employment, the Executive shall receive from Metavante Technologies a base salary at an annual rate of Four Hundred Twenty-Five Thousand Dollars ($425,000) per year (such annual rate of compensation, as it may be increased from time to time, is referred to herein as the “Base Salary”), payable in accordance with the regular payroll practices of Metavante Technologies. Executive’s Base Salary shall be subject to annual review for increase by the Compensation Committee of the Board (the “Compensation Committee”) during the Term of Employment.

5. Annual Bonus. During the Term of Employment, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”). With respect to fiscal year 2008 and subsequent fiscal years, Executive’s target Annual Bonus will be equal to 90% of Executive’s Base Salary (the “Target Annual Bonus”) with the actual Annual Bonus equal to between 0% and 180% of Executive’s Base Salary based on actual performance. The Annual Bonus shall be determined and awarded in the discretion of the Compensation Committee based on the achievement of performance objectives for the applicable year. Unless the Executive is employed on the applicable payment date for annual bonuses, the Executive will not be entitled to receive the Annual Bonus for the applicable year (subject to Section 10 of this Agreement).

6. Long Term Incentive Compensation. Any Metavante Corporation Long Term Incentive Plan awards previously granted to Executive shall continue in effect in accordance with the terms of such Plan and awards, modified as provided in the Employee Matters Agreement between Metavante Technologies, Metavante Corporation, Marshall & Ilsley Corporation and New M&I Corporation dated April 3, 2007, as amended (the “Employee Matters Agreement”). For 2008 and subsequent years, Executive will be eligible to participate in any long term incentive compensation plans established for the senior executive officers of Metavante Technologies; provided however, that Metavante Technologies shall be under no obligation to establish such a plan.

7. Equity Compensation. Options with respect to Marshall & Ilsley Corporation held by Executive prior to the Separation shall be converted at the time of the Separation into options with respect to Metavante Technologies granted under the Metavante 2007 Equity Incentive Plan (the “Metavante Equity Incentive Plan”) in accordance with the Employee Matters Agreement. Subject to the approval of the Compensation Committee, Executive will also receive a grant of options with respect to 275,000 shares of Metavante Technologies common stock from the Metavante Equity Incentive Plan shortly following the Separation, and such options will vest in accordance with the terms of the applicable award agreement. Executive shall be entitled to participate in the Metavante Equity Incentive Plan for 2008 and subsequent years, with future awards, if any, determined in the discretion of the Compensation Committee consistent with the terms of the Metavante Equity Incentive Plan.

8. Perquisites and Expense Reimbursement. Executive shall receive such perquisites as are provided by Metavante Technologies to its senior executive officers. Metavante Technologies shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive in performing services under this Agreement in accordance with Metavante Technologies’ expense reimbursement policy, upon submission of such accounts and records as may be required under Metavante Technologies policy.

9. Benefit Plans and Programs.

(a) Benefit Plans. Executive shall generally be eligible to participate in all qualified and nonqualified retirement plans and all health and welfare benefit plans as are made generally available for the participation of senior executives of Metavante Technologies (“Benefit Plans”), in accordance with the respective terms of such Benefit Plans.

(b) Vacation. Executive shall be entitled to paid vacation from his duties under this Agreement in accordance with the vacation policy of Metavante Technologies for senior executives of Metavante Technologies.

10. Termination of Employment.

(a) Termination of Employment. This Agreement shall terminate upon the earliest of (i) the Executive’s death or Disability, (ii) the date set forth in a written notice by the Executive to Metavante Technologies that the Executive is terminating Executive’s employment, or (iii) such date as set forth in a written notice by Metavante Technologies to Executive that Metavante Technologies is terminating Executive’s employment (whether for Cause or without Cause).

(b) Definitions.

(i) “Cause” shall mean:

(A) the Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to, or to the business reputation of, Metavante Technologies or an Affiliate);

(B) Executive’s willful refusal to perform in any material respect the Executive’s duties and responsibilities for Metavante Technologies or an Affiliate or failure of the Executive to comply in any material respect with the polices and procedures of Metavante Technologies or an Affiliate at which Executive serves as an officer and/or director;

(C) fraud or other illegal conduct in the Executive’s performance of duties for Metavante Technologies or an Affiliate; or

(D) any conduct by the Executive which is materially injurious to Metavante Technologies or an Affiliate or materially injurious to the business reputation of Metavante Technologies or an Affiliate.

Prior to termination of the Executive for Cause pursuant to Sections 10(b)(i)(B), 10(b)(i)(C) or 10(b)(i)(D) of this Agreement, the Executive will be provided with written notice from Metavante Technologies describing in detail the conduct forming the basis for the alleged Cause and to the extent curable, a reasonable opportunity (of not less than 10 days) to cure such conduct before the Company may terminate for Cause. Any termination for “Cause” will not limit any other right or remedy Metavante Technologies may have under this Agreement or otherwise.

(ii) “Good Reason” shall mean:

(A) any reduction in the Executive’s Base Salary or the Executive’s Target Annual Bonus;

(B) the relocation of the offices at which the Executive is principally employed to a location which is more than 30 miles from the location of the offices at which the Executive is principally employed as of the Effective Date (provided, that travel in the ordinary course of performing Executive’s duties hereunder shall not be deemed to be a relocation of the office at which the Executive is principally employed);

(C) a material diminution of the Executive’s title from his title on the Effective Date;

(D) if Executive is or becomes a Director of Metavante Technologies, removal of the Executive as such a Director or failure to re-elect Executive as such a Director;

(E) removal of the Executive from the Executive Committee of Metavante Technologies;

(F) Metavante Technologies’ non-renewal of the Term of Employment as provided for in Section 2 of this Agreement; or

(G) A material breach of a material provision of this Agreement by Metavante Technologies.

Prior to the Executive’s termination for Good Reason, Executive will provide Metavante Technologies with written notice describing in detail the conduct forming the basis for the alleged Good Reason and Metavante Technologies shall have a reasonable period (of not less than 10 days) to cure such conduct before Executive may terminate for Good Reason. Any termination for “Good Reason” will not limit any other right or remedy Executive may have under this Agreement or otherwise.

(c) Termination due to Disability, Termination by Metavante Technologies for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated as a result of the Executive’s Disability, or if Executive’s employment is terminated by Metavante Technologies for Cause or by the Executive without Good Reason, then the Executive, or his estate or designated beneficiaries, shall be entitled to receive only:

(i) any Base Salary earned but not yet paid through the date of Executive’s death, Disability or termination;

(ii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet reimbursed; and

(iii) other benefits accrued and earned (including unused vacation) by the Executive through the date of Executive’s Disability or termination in accordance with applicable plans and programs of Metavante Technologies.

For purposes of this Agreement “Disability” shall mean the absence of Executive from Executive’s duties on a full-time basis for at least 90 out of one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Metavante Technologies or its insurers and acceptable to Executive or Executive’s legal representative (such acceptance not to be unreasonably withheld), provided that if the Parties are unable to agree, the Parties shall request the Dean of the Medical College of Wisconsin to choose such physician. If Metavante Technologies determines in good faith that the Disability of Executive has occurred during the Term of Employment, it may give to Executive written notice in accordance with Section 24 of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(d) Termination by Metavante Technologies without Cause or by the Executive with Good Reason. If, during the Term of Employment, the Executive’s employment is terminated by Metavante Technologies without Cause, or by the Executive with Good Reason, the Executive shall be entitled to receive only:

(i) any payments and benefits described in Section 10(c)(i) through 10(c)(iii) above, as well as any accrued but unpaid annual bonuses for fiscal years already completed;

(ii) as a severance payment, a lump sum cash payment payable six (6) months after Executive’s termination equal to the product of (A) two multiplied by (B) the sum of: (I) Executive’s annual Base Salary at the time of the Executive’s termination and (II) Executive’s target Annual Bonus for the year of the Executive’s termination;

(iii) The pro rata portion of Executive’s Annual Bonus which would have been paid to Executive for the year of termination based on actual performance as determined in the discretion of the Compensation Committee (which determination shall be made on a basis consistent with those determinations made for then-current members of the Executive Committee of Metavante Technologies), payable at such time as annual bonuses are otherwise paid to active employees of Metavante Technologies.

(iv) Notwithstanding anything to the contrary in the Metavante Equity Incentive Plan, accelerated vesting in all time-based vesting awards under the Metavante Equity Incentive Plan that would have become vested within one (1) year of Executive’s termination;

(v) Notwithstanding anything to the contrary in the Metavante Equity Incentive Plan, to the extent that Executive’s termination occurs within one year prior to the conclusion of a performance-based vesting cycle for a performance-based award under the Metavante Equity Incentive Plan, such award shall remain eligible for vesting based on actual performance (determined at the end of such cycle), provided that such eligibility for vesting shall be limited to a pro-rated portion of such award (based on Executive’s period of service during the applicable performance period);

(vi) Continuation of benefits under all plans which are welfare benefit plans for a period of 24 months, provided however that if Executive obtains subsequent employment providing welfare benefits, Metavante Technologies’ obligation to provide welfare benefits shall cease; and

(vii) Outplacement services from a provider selected by Executive at a cost to Metavante Technologies which shall not exceed $25,000.

(e) Termination Due to Death. If the Executive’s employment is terminated as a result of the Executive’s death, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, except that Metavante Technologies shall provide any payments described in Section 10(c)(i) through Section 10(c)(iii) above with such payments being made to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of death. In addition, Executive’s estate or beneficiary, as applicable, shall receive six months of Annual Base Salary which shall be paid on a monthly basis over the six month period following the month of the Executive’s death. In addition, “other benefits” shall be provided following the Executive’s death which shall be benefits for Executive’s family at least equal to the most favorable benefits provided by Metavante Technologies to surviving families of peer executives of Metavante Technologies and its affiliates under such plans, programs, practice and policies relating to family death benefits, if any, as in effect with respect to such peer executives and their families at any time during the 12 month period ending on the date of the Executive’s death.

(f) Limitations. Notwithstanding any other provision of Section 10(c) or (d)(vi) to the contrary, (i) to the extent any benefits provided pursuant to Section 10(d)(vi) or “other benefits” provided pursuant to Section 10(c) during the first six months after Executive’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), Executive shall pay the cost of such coverage during the first six months following termination and shall be reimbursed for the cost of such coverage six months after Executive’s termination; and (ii) severance payments pursuant to Section 10(d) are conditioned upon the execution and delivery by Executive, within 30 days of the date of Executive’s termination of employment, of a Separation Agreement and Release (which Executive does not later revoke) substantially in the form attached hereto as Exhibit A (the form shall be subject to any changes that Metavante Technologies deems reasonably necessary for purposes of ensuring its enforceability or to comply with applicable law). Notwithstanding any other provision of this Section 10 to the contrary, including the preceding sentence, if the provision of any medical benefits coverage pursuant to this Section 10 would be discriminatory within the meaning of Section 105(h) of the Internal Revenue Code, then, to the extent necessary to prevent such discrimination, Executive (or his survivors, as the case may be) shall pay the cost of such coverage and Executive (or his survivors, as the case may be) shall not be reimbursed by Metavante Technologies for doing so.

(g) Nonduplication of Payments. In the event that the Executive receives payments and benefits pursuant to Section 10 hereof, the Executive shall not be entitled to any severance payments or benefits under any other agreement, plan, or program of Metavante Technologies or any Affiliate, provided that once a “Change of Control” has occurred as defined in the Executive’s Change of Control Agreement, this Agreement shall cease to be of any force and effect, and, instead, any payments Executive may be entitled to as a result of termination of employment shall be paid under Executive’s Change of Control Agreement.

(h) 409A. In order to facilitate compliance with Section 409A of the Code, Metavante Technologies and the Executive shall neither accelerate nor defer or otherwise change the time at which any payment due hereunder is to be made, except as may otherwise be permitted under Section 409A of the Code.

11. Representation and Warranties/Noncompetition and Nonsolicitation.

(a) Acknowledgement by Executive. The Executive acknowledges and agrees that the contacts and relationships of Metavante Technologies and its Affiliates with its customers, suppliers, licensors and other business relations are, and have been, established and maintained at great expense and provide Metavante Technologies and its Affiliates with a substantial competitive advantage in conducting their business. The Executive acknowledges and agrees that by virtue of the Executive’s employment with Metavante Technologies, the Executive will have unique and extensive exposure to and personal contact with customers, suppliers, licensors and other business relations of Metavante Technologies and its Affiliates, and that Executive will be able to establish a unique relationship with those persons that will enable Executive, both during and after employment, to unfairly compete with Metavante Technologies and its Affiliates. Executive acknowledges that Metavante Technologies and/or its Affiliates markets and sells products and services to customers throughout the United States and in Canada, that Executive’s job duties will include the entire United States and Canada and could be expanded to cover other markets outside the United States and Canada, and that the Confidential Information (as defined in the Employee Confidentiality and Property Agreement) of Metavante Technologies and/or its Affiliates and Executive’s customer knowledge and relationships would be of value to a competitor in competing against Metavante Technologies and/or its Affiliates anywhere in the United States and in Canada and in any other markets outside the United States and Canada into which Metavante Technologies and/or one of its Affiliates may expand its activities. Furthermore, the Parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the business, trade secrets and Confidential Information of Metavante Technologies and its Affiliates and to prevent great damage or loss to Metavante Technologies and its Affiliates as a result of action taken by the Executive. The Executive also acknowledges and agrees that the consideration provided for herein is sufficient to fully and adequately compensate the Executive for agreeing to such restrictions.

(b) Non-Competition. During the period commencing on the Effective Date and ending on the one-year anniversary of termination of the Executive’s employment for any reason (the “Restricted Period”), Executive will not (i) in any capacity, directly or indirectly, participate in, provide assistance to, or have a financial or other interest in any activity or other enterprise which competes with Metavante Technologies or any of its Affiliates or (ii). accept employment with, or consult with, or otherwise provide any services to, any person or entity (including one in which Executive has an ownership interest) that competes with Metavante Technologies and/or any of its Affiliates in any capacity in any portion of the Territory, as defined herein. Notwithstanding the foregoing, it shall not be a violation of this Section 11(b) for the Executive to join a commercial enterprise with multiple divisions or business lines if the division or business line that is competitive with the businesses of Metavante Technologies or any of its Affiliates provides less than 5% of such commercial enterprise’s net revenues and sales for its most recently completed fiscal year, and the Executive has no direct involvement with (including oversight), and performs no functions on behalf of the division or business line that is competitive with the businesses of Metavante Technologies or any of its Affiliates. The passive ownership of less than a 5% interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Metavante Technologies or any of its Affiliates, shall not be deemed to violate the restriction in the immediately preceding sentence. “Territory” shall be limited to the United States and Canada and unless Metavante Technologies and/or any of its Affiliates, at the time of termination of Executive’s employment, is selling and marketing its products and/or services in markets outside the United States and Canada and Executive’s job duties involve any of those markets, in which case “Territory” shall include the United States and Canada plus any other geographic market with respect to which Executive has job duties as of the date of termination of employment with Metavante Technologies and/or any of its Affiliates. If Executive is considering taking a position to work for, or consult with, a person or entity that competes with Metavante Technologies and/or any of its Affiliates, and Executive provides the details of the position, then within fourteen (14) days of receipt of all necessary information, Metavante Technologies will advise Executive whether it considers that position to be a breach of this Agreement.

(c) Non-Solicitation. During the Restricted Period, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of Metavante Technologies or any Affiliate to leave Metavante Technologies or such Affiliate, or in any way interfere with the relationship between Metavante Technologies or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of Metavante Technologies or any Affiliate until twelve (12) months after such individual’s relationship with Metavante Technologies or such Affiliate has been terminated or (iii) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of Metavante Technologies or any Affiliate to cease doing business with Metavante Technologies or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Metavante Technologies or any Affiliate, on the other hand.

12. Return of Property. All equipment, books, records, papers, notes, catalogs, compilations of information, data bases, correspondence, recordings, stored data (including data or files that exist on any personal computer), software, and any other physical items, including copies and duplicates, that Executive generates or develops or which come into Executive’s possession or control during employment with Metavante Technologies, whether of a public nature or not, shall be and remain the property of Metavante Technologies, and Executive shall deliver all such materials and items, and any and all copies of them, to Metavante Technologies upon termination of employment.

13. Employee Confidentiality and Property Agreement. As a condition of Executive’s employment hereunder, Executive shall execute and deliver to Metavante Technologies on the date hereof an Employee Confidentiality and Property Agreement in the form attached hereto as Exhibit B to the extent that Executive does not already have such an agreement in effect covering Executive’s employment with Metavante Technologies.

14. Common and Statutory Law of Torts and Trade Secrets. Nothing in this Agreement shall be construed to limit or negate the common or statutory law of torts or trade secrets where it provides the Executive or Metavante Technologies and its Affiliates broader protection than that provided herein.

15. Specific Performance. The Executive re-affirms Section 11(a) and further acknowledges and agrees that the terms of Sections 11, 12 and 13: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that irreparable injury to Metavante Technologies may result in the event the Executive breaches any covenant or agreement contained in Section 11 or the Employee Confidentiality and Property Agreement and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if the Executive engages in any act in violation of the provisions of Section 11 or the Employee Confidentiality and Property Agreement (or threatens to engage in any act in violation of such provisions), the Executive agrees that Metavante Technologies shall be entitled, in addition to such other remedies and damages as may be available to it by law (including money damages) or under this Agreement, to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Metavante Technologies for such breach, including the recovery of money damages.

16. Withholding Taxes. All payments to the Executive or his beneficiary hereunder, including, without limitation, Base Salary and Annual Bonuses, shall be subject to withholding on account of federal, state and local taxes as required by law, and other customary or required deductions. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, Metavante Technologies may withhold such taxes from any other payment due the Executive or his beneficiary.

17. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, testamentary trustees, devisees, or legatees, by operation of law or otherwise (in the case of the Executive) and permitted assigns. No rights or obligations of Metavante Technologies under this Agreement may be assigned or transferred by Metavante Technologies except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which Metavante Technologies is not the surviving entity or (b) a sale or liquidation of all or substantially all of the assets of Metavante Technologies. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than by operation of law. No third party shall be deemed to be a beneficiary of this Agreement, except for Affiliates of Metavante Technologies.

18. Entire Agreement. This Agreement, the Executive’s Change of Control Agreement and the Employee Confidentiality and Property Agreement, shall be deemed to contain the entire understanding and agreement between the Parties concerning the subject matter hereof and shall supersede any other prior agreements, negotiations, or commitments, whether written or oral, between the Parties concerning the subject matter hereof; and all such other agreements, negotiations, commitments and writings will have no further force or effect, and the Parties to any such other agreement, negotiation, commitment or writing will have no further rights or obligations thereunder.

19. Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of Metavante Technologies. In the event of any conflict between the terms of this Agreement and any provision or policy set forth in any of Metavante Technologies’ employee manuals, handbooks or other written materials, this Agreement shall be deemed to control. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement, including Exhibits A and B, to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of Metavante Technologies, as the case may be.

20. Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 11 of this Agreement or in the Employee Confidentiality and Property Agreement are held to be unreasonable, illegal, void, unenforceable or against public policy, such covenants shall be considered divisible with respect to duration, matter, and geographic area, and any court so holding shall reduce the duration, matter, and/or geographic area of such covenants, and in such reduced form such covenants shall be enforceable and shall be enforced.

21. Survival. Except in a termination pursuant to Section 1 due to the Separation not occurring on or prior to April 4, 2008 (in which case no rights or obligations survive) the rights and obligations of the parties under Sections 10-24 shall survive any termination of this Agreement.

22. Directors and Officers Liability Coverage; Indemnification. To the extent that Metavante Technologies obtains coverage under a directors and officers liability insurance policy, the Executive will be entitled to such coverage on a basis that is consistent with that provided to similarly situated officers and directors, as applicable. Metavante Technologies shall indemnify and hold Executive harmless, to the fullest extent permitted by applicable law for acts taken within the scope of his employment. The provisions of this Section 22 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 22 shall survive the termination of this Agreement for any reason.

23. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Wisconsin, without reference to principles of conflict of laws.

24. Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing, when personally delivered, or when deposited in the U.S. mail, postage prepaid, by registered or certified mail, or when deposited with a nationally recognized overnight carrier for delivery by overnight mail, or when sent by facsimile actually received by the receiving facsimile machine, in the case of Executive, to:

Frank G. D’Angelo

10498 North Hidden Creek Court

Mequon, WI 53092

and, in the case of Company, to:

Metavante Technologies

4900 West Brown Deer Road Brown Deer, WI 53223

Attn: Chief Administrative Officer

Facsimile No. (414) 362-1705

or to such other address as Metavante Technologies or Executive may designate by notice to the other given in accordance with this Section 25.

25. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26. Reimbursement of Executive’s Preparation/Negotiation Expenses. Provided that Executive commences employment with Metavante Technologies, Metavante Technologies shall reimburse the Executive for reasonable attorneys’ fees incurred by Executive in connection with the preparation and negotiation of this Agreement, provided that such reimbursements shall not exceed $2,500 in the aggregate.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(signatures on next page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

METAVANTE TECHNOLOGIES, INC.

BY:	/s/ Donald W. Layden, Jr.
(signature)

Donald W. Layden, Jr.
(print name)

Senior Executive Vice President
(title)

EXECUTIVE

/s/ Frank G. D’Angelo
Frank G. D’Angelo

EXHIBIT A

METAVANTE TECHNOLOGIES, INC.

SEPARATION AGREEMENT AND RELEASE

Date Provided to Employee:

In order to receive severance benefits under my Employment Agreement with Metavante Technologies, Inc. (my “Employment Agreement”), I understand that I must sign and return this Release to the Chief Administrative Officer of Metavante. I must do so within 30 calendar days (due on                     ) from the date my employment is terminated.

I understand that my employment with Metavante has been terminated effective ________. I understand that regardless of whether I sign this release, I am entitled to certain unconditional benefits described in my Employment Agreement. I also understand that I will receive the conditional benefits described in my Employment Agreement after signing the release below.

1.	General Release of Claims.

I, for myself, my heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasers”) hereby irrevocably and unconditionally release, acquit and forever discharge Metavante from, and covenant not to sue Metavante with respect to, any and all claims I have against Metavante.

2.	Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered. However, this release does not apply to any claims that may arise after the date I execute the release. Nor does this release apply to any claims that may not be released under applicable law.

3.	Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with Metavante or the conclusion of that employment and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship except for vested benefits to be provided under employee benefit plans and amounts due under the Employment Agreement.

4.	Release Covers Claims Against Related Parties.

For purposes of this release the term Metavante includes Metavante Technologies, Inc., and any of its present, former and future owners, parents, affiliates and direct and indirect subsidiaries, divisions and related entities and its and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, agents, servants, representatives, predecessors, successors, and assigns. Therefore, the claims released include claims I have against any such persons or entities.

5.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

6.	Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.	Additional Consideration.

I have executed this release in consideration for additional benefits under my Employment Agreement. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Metavante. These severance benefits are sufficient to support this release.

8.	All Representations in Documents.

In entering into this release I acknowledge that I have not relied on any verbal or written representations by any Metavante representative. I agree that I am not entitled to any other severance benefits except those described in this release and in my Employment Agreement.

9.	Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms. I have been offered at least 21 days to consider its terms. I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

10.	Voluntary Agreement.

I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

11.	Partial Invalidity of Release.

If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

12.	Headings.

The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing the release.

13.	Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this release.

14.	Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that severance benefits payable to me shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of Metavante.

15.	Suit in Violation of this Release—Loss of Benefits and Payment of Costs.

If I bring an action against Metavante in violation of this release or if I bring an action asking that the release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Metavante all payments that I have received as consideration for this release. If my action is unsuccessful I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Metavante in its successful defense against the action. I acknowledge and understand that all remaining benefits to be provided to me as consideration for this release will permanently cease as of the date such action is instituted. However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).

16.	Confidentiality.

I agree that I will not divulge proprietary or confidential information relating to Metavante. I also agree that the existence and terms of this release have been and will be kept confidential by me and not disclosed, revealed or characterized by me (directly or indirectly by innuendo or otherwise) except as required by law, to anyone other than my immediate family and my attorney and tax advisor, who shall also agree similarly not to make any further disclosure.

17.	7-Day Revocation Period.

I understand that I have a period of 7 calendar days following the date I deliver a signed copy of this release to the Company’s Chief Administrative Officer to revoke this release. This release and my entitlement to severance pay will be binding and effective upon the expiration of this 7-day period if I do not revoke, but not before.

18.	Non-disparagement.

I agree not to make disparaging remarks about Metavante, or its products, services, or practices. Metavante Technologies agrees to use its reasonable best efforts to cause members of its Executive Committee and Board of Directors not to make disparaging remarks about me.

19.	Other Employment at Metavante Results in Loss of Severance Benefits.

I agree that while receiving Metavante severance pay and benefits, I may not work at Metavante as an employee, contractor, consultant, or through an employment agency. If I return to Metavante through such an agreement, my conditional severance pay and benefits will be terminated.

20.	No Re-Application.

I agree not to re-apply for employment at or otherwise work at Metavante.

Employee Name	Date

Employee ID#

Received by Metavante on the day of , 2 .

Vice President, Human Resources

EXHIBIT B

METAVANTE TECHNOLOGIES, INC.

EMPLOYEE CONFIDENTIALITY AND PROPERTY AGREEMENT

Definition and Purpose

The dimensions and scope of Metavante Technologies, Inc. (“Metavante”) represent a substantial investment in capital and information. In order to help protect the interests of Metavante, its customers, and its employees, this document has been drafted to more clearly define the currently existing rights and responsibilities of Metavante and its employees and serves as an employee-employer agreement that these conditions are understood.

Confidentiality

During the performance of my duties, I recognize that I will come into contact with Confidential Information. I agree that this information is to be used solely in connection with the performance of my authorized job functions and will not otherwise be disclosed either during or after my employment with Metavante for so long as such information is of economic value to Metavante and would be useful to a competitor in competing against Metavante. Confidential Information includes, but is not limited to:

Customer Lists, Customer Data and Information

•	Account Data and Information

•	Planning Data

•	Marketing Data

•	Software, Documentation, Formulas, and Development Information

•	Hardware Information

•	Operational Information

•	Cost and Profit Information

“Confidential Information” also includes any other information of a similar nature, but does not include any information that is or becomes public knowledge through no fault of mine (as of the date it becomes public), or that was rightfully communicated to me by a third party not under a duty of confidence to Metavante, or that was known to me before I began employment at Metavante.

Company Information and Property

I agree that all programs, sub-routines, codes, formulas, documentation, and other inventions, discoveries, developments, improvements, ideas, copyrightable creations, works of authorship, mask works and other contributions (“Creations”) whether or not patented or patentable, or copyrighted or copyrightable, which are conceived, made, developed, created or acquired by me, either individually or jointly, during my employment at Metavante and which relate in any manner to my work for Metavante the research or business of Metavante or fields to which the business of Metavante may reasonably extend (regardless of the extent developed at Metavante facilities, at my home, or elsewhere), belong to Metavante and I do hereby sell, assign and transfer to Metavante my entire right, title and interest (worldwide) in and to the Creations and all intellectual property rights thereto. I agree I will keep complete records of all such Creations. I agree to sign and deliver any and all lawful applications, assignments, and any other documents which Metavante requests for protecting the Creations in the United States and any other country. I also agree to cooperate fully with Metavante at Metavante’s expense, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Creations.

Metavante acknowledges that the previous paragraph in this section does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Metavante was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of Metavante or (ii) to Metavante actual or demonstrably anticipated research or development or (b) the invention results from any work performed by me for Metavante.

I further agree that any equipment, books, records, papers, notes, catalogs, compilations of information, databases, correspondence, recordings, stored data, software, or any other physical items (including copies and duplicates) that Metavante provides to me or that I generate or develop while employed by Metavante and that relate directly or indirectly to Metavante’s business remain the property of Metavante and I will promptly deliver all such materials and items, and any and all copies of them, to Metavante upon termination of employment.

Reserved Inventions

Attached to this form is a complete list of all inventions, if any, patented or unpatented, including a brief description thereof, which I conceived or made prior to my employment by Metavante and which I wish to exclude from this agreement.

Existence of Any Conflicting Agreement, Nondisclosure of Invention

To the best of my knowledge, there is no other contract to assign inventions that is now in existence between me and any other person, corporation, or partnership, unless I have so indicated on the bottom of this form and unless a copy of such other contract is attached hereto.

I also agree that I will not reveal to Metavante or use while employed by Metavante any confidential information of any other party to the extent I am obligated to retain such information in confidence.

Company Equipment and Resources

I further understand that all computer resources are the property of Metavante and may not be used for personal or non-business purposes.

Assignability

I agree that Metavante’s rights under this Agreement are fully assignable by Metavante and will inure to the benefit of Metavante’s successors and assigns.

Miscellaneous

As used in this Agreement, the term “Metavante” shall include Metavante Technologies, Inc. and all of its current and future parents, subsidiaries, affiliates and joint ventures.

Employee Signature

Employee Name-Please Print

Date

METAVANTE TECHNOLOGIES, INC.

RESERVED INVENTIONS

Employee Name:

Metavante Company:

Patented Inventions (include product descriptions and related dates):

Other Inventions (include product descriptions and related dates):

☐    I do not have any inventions to disclose.

Employee Signature	Date